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EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

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                                                                             For the years ended December 31,
                                                             ----------------------------------------------------------------
                                                               2001          2000          1999          1998          1997
                                                             --------      --------      --------      --------      --------
Earnings:
Pre-tax income from operations before adjustment
for income or loss from equity investees                      170,505       135,462        75,851        54,272        14,675
Fixed charges                                                  71,750        70,112        67,292        50,980        48,806
   Plus: amortization of capitalized interest                  18,443        14,233        15,759        15,593         7,580
   Plus: distributed income (loss) from equity investees        6,656         2,968         1,884         1,035         6,029
   Less: capitalized interest                                 (33,158)      (37,600)      (38,163)      (29,594)      (18,025)
                                                             --------      --------      --------      --------      --------
EARNINGS AVAILABLE FOR FIXED CHARGES                          234,196       185,175       122,623        92,286        59,065

Fixed charges:
Interest incurred, both expensed and capitalized               63,328        62,100        60,503        44,993        42,590
Debt issue cost amortization in the period                      3,919         4,630         4,522         3,628         2,027
Rental expense representative of interest factor                4,503         3,382         2,267         1,308         1,117
Preferred stock dividend                                           --            --            --         1,051         3,072
                                                             --------      --------      --------      --------      --------
FIXED CHARGES                                                  71,750        70,112        67,292        50,980        47,621

RATIO OF EARNINGS TO FIXED CHARGES                               3.26          2.64          1.82          1.81          1.21
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